Exhibit 10.23

NEUMORA THERAPEUTICS, INC.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement) is entered into between Neumora Therapeutics, Inc., a Delaware corporation f/k/a RBNC Therapeutics, Inc. (the “Company”), and Carol Y. Suh (“Executive” and, together with the Company, the “Parties”) effective as of January 1, 2023 (the “Effective Date”). This Agreement supersedes in its entirety that certain Executive Employment Agreement between Executive and the Company dated as of April 11, 2022 (the “Prior Agreement”).

WHEREAS, the Company desires to assure itself of the continued services of Executive by engaging Executive to perform services as an employee of the Company under the terms hereof;

WHEREAS, Executive desires to provide continued services to the Company on the terms herein provided; and

WHEREAS, the Parties desire to execute this Agreement to supersede the Prior Agreement in its entirety effective as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.
Employment.
(a)
General. The Company shall continue to employ Executive upon the terms and conditions provided herein effective as of the Effective Date.
(b)
Position and Duties. As of the Effective Date, Executive: (i) shall serve as the Company’s Chief Operating Officer, with responsibilities, duties, and authority usual and customary for such position, subject to direction by the Chief Executive Officer of the Company (the “CEO”); (ii) shall continue to report directly to the CEO; and (iii) agrees promptly and faithfully to comply in all material respects with all present and future policies, requirements, rules and regulations generally applicable to the Company’s senior executives, and reasonable directions and requests, of the CEO in connection with the Company’s business. At the Company’s request, Executive shall serve the as a director or officer of any of the Company’s subsidiaries in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s Chief Operating Officer. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.
(c)
Performance of Executive’s Duties. During Executive’s employment with the Company, and except for periods of illness, vacation, disability, or reasonable leaves of absence or as discussed in Section 1(e) below, Executive shall devote Executive’s reasonable business time and attention to the business and affairs of the Company. The rights of Executive under this Agreement shall not be affected by any change in the title, duties, or capacity of Executive during Executive’s employment with the Company.

(d)
Principal Office. Executive shall continue to perform services for the Company partially from the Company’s offices in the San Francisco, California area and partially from Executive’s home office, or, with the Company’s consent, at any other place in connection with the fulfillment of Executive’s role with the Company; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.
(e)
Exclusivity. Except with the prior written approval of the CEO (which the CEO may grant or withhold in the CEO’s reasonable discretion,) or as otherwise set forth in this Agreement, Executive shall devote reasonable efforts and reasonable business time and attention to the business of the Company, except for periods of illness, vacation , disability, or reasonable leaves ofabsence. Notwithstanding the foregoing, Executive may, without violating this Section 1(e), ) or Section 1( c) above, (i) as a passive investment, own securities in such form or manner as will not require any services by Executive in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) engage in other personal investment activities, including, but not limited to, angel investments or investments in any private equity, venture, mutual or hedge fund, in each case, so long as such interests or activities do not materially interfere, individually or in the aggregate, with or otherwise prevent the performance of Executive’s duties and responsibilities hereunder. Executive may also serve as a member of the board of directors or board of advisors of another organization provided (i) such organization is not a competitor of the Company; (ii) Executive receives prior written approval from the CEO; and (iii) such activities do not materially interfere, individually or in the aggregate, with the performance of Executive’s duties under this Agreement, violate the Company’s written standards of conduct then in effect as applicable to senior executive officers generally, or raise a conflict under the Company’s conflict of interest policies. For the avoidance of doubt, the CEO has approved Executive’s continued employment or service with those organizations set forth in Exhibit A. Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that in no event shall Executive be prohibited from continuing to serve as a Partner of ARCH Venture Partners (“ARCH”) and devoting reasonable business time and attention to the duties and responsibilities of such position or providing reasonable services to ARCH and its affiliated entities.
2.
Term. The period of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until Executive’s employment with the Company is terminated pursuant to Section 5 below. The phrase “Term of Employment” as used in this Agreement shall refer to the entire period of employment of Executive by the Company.
3.
Compensation and Related Matters.
(a)
Annual Base Salary. During the Term of Employment, Executive shall receive a base salary at the rate of $415,000 per annum (as may be increased from time to time, the “Annual Base Salary”), subject to withholdings and deductions, which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the CEO, and, as applicable, the Board and/or the Compensation Committee of the Board, not less than annually for increase (but not decrease).
(b)
Annual Bonus. Executive shall be eligible to receive a discretionary annual bonus based on Executive’s achievement of performance objectives established by the Board and its Compensation Committee, such bonus to be targeted at forty percent (40%) of Executive’s Annual Base Salary (the “Annual Bonus”). Such target Annual Bonus shall be reviewed by the CEO, and as applicable, the Board and/or the Compensation Committee of the Board, not less than annually for increase (but not decrease). Any Annual Bonus approved by the Board and its Compensation Committee shall be paid at the same time annual bonuses are paid to other executives of the Company generally, subject to Executive’s continuous employment through the date of applicable payment except as otherwise set forth in Section 6 hereof. Executive acknowledges and agrees that nothing contained herein confers upon Executive any right to the Annual Bonus in any year, and any Annual Bonus payment including the amount therein will be determined by the Company in its sole discretion.
(c)
Benefits. Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its senior executive officers generally, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit.
(d)
Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time.
(e)
Vacation. Executive will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
4.
Equity Awards.
(a)
Outstanding Equity Awards. Executive’s outstanding equity awards shall remain outstanding following the Effective Date in accordance with their terms, provided, that to the extent any term of this Agreement is more favorable to Executive, including in respect to accelerated vesting, the more favorable terms of this Agreement shall control.
(b)
Future Equity Awards. Executive shall be eligible for such additional stock options and equity awards as may be determined by the Board and its Compensation Committee, in its sole discretion.
5.
Termination.
(a)
At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and, subject to any ramifications under Section 6 of this Agreement, can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 6 of this Agreement). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement.
(b)
Notice of Termination. During the Term of Employment, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party hereto to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, if any, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying the Date of Termination (as defined below). The failure by the Company to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Cause (as defined below) shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder.
(c)
Termination Date. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company specified in a Notice of Termination.
(d)
Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
6.
Consequences of Termination.
(a)
Payments of Accrued Obligations upon all Terminations of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within thirty (30) days after Executive’s Date of Termination (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3(d) above, (iii) any accrued but unused paid time-off owed to Executive, (iv) any Annual Bonus earned on or prior to the Date of Termination but unpaid as of the Date of Termination, and (v) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3(c) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements. Except as otherwise set forth in Section 6(b) below, the payments and benefits described in this Section 6(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.
(b)
Severance Payments upon Termination Without Cause or For Good Reason.
(i)
Termination Outside a Change in Control Period. If, during the Term of Employment but outside the period beginning three months prior to and ending 12 months following a Change in Control (such period, a “Change in Control Period”), Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, then, in addition to the payments and benefits described in Section 6(a) above, subject to Executive’s delivery to the Company of a waiver and release of claims agreement in a form approved by the Company that becomes effective and irrevocable in accordance with Section 11(d) hereof (a “Release”):
(A)
During the nine-month period commencing on the Date of Termination (the “Severance Period”), the Company shall continue to pay Executive the sum of the Executive’s Annual Base Salary as in effect immediately prior to such termination of employment (but disregarding any reduction thereof during the prior 12-month period or that constituted Good Reason hereunder), such payment to be made in accordance with the Company’s regular payroll procedures, with the first such installment to occur on the first payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 11(d) hereof and inclusive of any installments that would have been made had the Release been immediately effective and irrevocable.

(B)
During the period commencing on the Date of Termination and ending on the last day of the Severance Period, or if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “Non-CIC COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall, in its sole discretion, either (x) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (y) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the Non-CIC COBRA Period (or remaining portion thereof).
(ii)
Termination During a Change in Control Period. If, during the Term of Employment and during a Change in Control Period, Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, then, in addition to the payments and benefits described in Section 6(a) above, subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable in accordance with Section 11(d) hereof:
(A)
The Company shall pay to Executive an amount equal to the sum of (i) one time (1x) Executive’s Annual Base Salary and (ii) one time (1x) Executive’s target Annual Bonus. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 11(d) hereof.
(B)
During the period commencing on the Date of Termination and ending on the twelve month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “CIC COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall, in its sole discretion, either (x) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (y) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health

Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the CIC COBRA Period (or remaining portion thereof).
(C)
The Company shall cause any unvested equity awards, including any stock options, restricted stock units and restricted stock awards, including any such awards subject to performance-based vesting, held by Executive as of the Date of Termination, to become fully vested and, if applicable, exercisable, and cause all restrictions and rights of repurchase on such awards to lapse with respect to all of the shares of the Company’s Common Stock subject thereto.
(c)
No Other Severance. The provisions of this Section 6 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company except as otherwise approved by the Board.
(d)
No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner and amounts payable under this Section 6 will not be reduced on account of compensation from future employment or other service. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.
(e)
Definition of Cause. For purposes hereof, “Cause” shall mean any one of the following: (i) Executive’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitudeor any material law or regulation respecting the business of the Company; (ii) any act of dishonesty, fraud, or misrepresentation in relation to Executive’s duties to the Company which act is materially and demonstrably injurious to the Company; (iii) Executive’s willful and continued refusal to perform in any material respect Executive’s duties hereunder (other than on account of total or partial incapacity due to injury or illness); (iv) Executive’s failure to attempt in good faith to implement a clear and reasonable directive from the CEO or to comply with any of the Company’s policies and procedures which failure is either material or occurs after written notice from the CEO; (v) any act of gross misconduct which is injurious to the Company; or (vi) Executive’s willful and material breach of fiduciary duty owed to the Company. Any act or failure to act based upon advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by Executive in good faith and in the best interests of the Company and shall not constitute a Cause event. The definition of “Cause” set forth herein shall apply to any equity awards, including any stock options, restricted stock units and restricted stock awards, granted to Executive by the Company in lieu of any definition of such term set forth in any equity incentive plan or program or any award agreement issued thereunder. For avoidance of doubt, poor performance shall not be the sole basis for a Cause event.
(f)
Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean (i) the acquisition by any person or group of affiliated or associated persons of more than fifty percent (50%) of the outstanding capital stock of the Company or voting securities representing more than fifty percent (50%) of the total voting power of outstanding securities of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company to a third party; (iii) the consummation of any merger involving the Company in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company, as applicable, immediately prior to such merger. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall a transaction constitute a “Change in Control” if: (w) its sole purpose is to change the state of the Company’s incorporation; (x) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (y) it is effected primarily for the purpose of financing the Company with cash (as determined by the Board without regard to whether such transaction is effectuated by a merger, equity financing, or otherwise); or (z) it constitutes, or includes sales of shares in connection with, the initial public offering of the Company’s capital stock. Notwithstanding the foregoing, solely for the purpose of the timing of payments hereunder (and, not, for the avoidance of doubt, for the purposes of vesting) a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).
(g)
Definition of Good Reason. For purposes hereof, “Good Reason” shall mean any one of the following: (i) the material reduction of Executive’s Base Salary or target Annual Bonus (other than a reduction that is applied proportionately across), all other senior executive officers and that does not, collectively with all such reductions, exceed ten percent (10%)), (ii) the assignment to Executive of any duties materially and negatively inconsistent in respect of Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; or (iii) the Company’s material breach of this Agreement or any other material written agreement between the Company and Executive, provided, that, in each case, Executive will not be deemed to have Good Reason unless (1) Executive first provides the Company with written notice of the condition giving rise to Good Reason within thirty (30) days of its initial occurrence, (2) the Company or the successor company fails to cure such condition within thirty (30) days after receiving such written notice (the “Cure Period”), and (3) Executive’s resignation based on such Good Reason is effective within thirty (30) days after the expiration of the Cure Period. The definition of “Good Reason” set forth herein shall apply to any equity awards, including any stock options, restricted stock units and restricted stock awards, granted to the Executive by the Company in lieu of an notwithstanding any definition of such term sheet set forth in any equity incentive plan or program or any awards agreement issued thereunder.
7.
Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.
8.
Miscellaneous Provisions.
(a)
Confidentiality Agreement. Executive shall continue to be obligated by the At-Will Employment and the Employee Proprietary Information and Inventions Assignment Agreement previously entered into with the Company (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive the termination of this Agreement and Executive’s employment with the Company for the applicable period(s) set forth therein.
(b)
Non-Solicitation of Employees. For a period of one (1) year following Executive’s Date of Termination, Executive shall not, either directly or indirectly (i) solicit for employment by any individual, corporation, firm, or other business, any employees, consultants, independent contractors, or other service providers of the Company or any of its affiliates, or (ii) solicit any employee or consultant of the Company or any of its affiliates to leave the employment or consulting of or cease providing services to the Company or any of its affiliates; provided, however, that the foregoing clauses (i) and (ii) shall not apply to a general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) that is not specifically targeted to such employees or consultants.

(c)
Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law.
(d)
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(e)
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
(f)
Entire Agreement. The terms of this Agreement, together with the Confidentiality Agreement, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s service to the Company, including without limitation, the Prior Agreement. The Parties further intend that this Agreement, together with the Confidentiality Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement or the Confidentiality Agreement. Notwithstanding the foregoing, in the event of any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.
(g)
Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(h)
Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that, except as excluded herein, any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms or otherwise arising out of the Parties’ relationship, shall be resolved solely and exclusively by final and binding arbitration held in the county and state in which Executive works (which, if Executive works remotely, is the state in which Executive resides) through JAMS in conformity with law of the state in which arbitration is held and the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. All remedies available from a court of competent jurisdiction shall be available in the arbitration; provided, however, in the event of a breach of Sections 8(a) or 8(b), the Company may request relief from a court of competent jurisdiction if such relief is not available or not available in a timely fashion through arbitration as determined by the Company. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under Sections 8(a) and 8(b), and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Sections 8(a) and 8(b), none of the Parties shall raise the defense, without a good faith basis for raising such defense, that there is an adequate remedy at law. Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 8(h), they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or collective action or representative proceeding. Nothing herein shall limit Executive’s ability to pursue claims for workers compensation or unemployment benefits or pursue other claims which by law cannot be subject to mandatory arbitration.
(i)
Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
(j)
Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
(k)
Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
9.
Prior Employment. Executive represents and warrants that Executive’s acceptance of employment with the Company has not breached, and the performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other person. Executive further represents and warrants to the Company that (a) the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization, or other entity; (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (c) Executive’s performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the performance of Executive’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.
10.
Golden Parachute Excise Tax.
(a)
Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(b)
Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 10(a) above. If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.
11.
Section 409A.

(a)
General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.
(b)
Separation from Service. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 6(b) above unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(c)
Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
(d)
Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to Executive within ten (10) business days following Executive’s Date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release, (ii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iii) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 11(d), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 11(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 11(d)(iii), on the first payroll period to occur in the subsequent taxable year, if later.
12.
Employee Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

NEUMORA THERAPEUTICS, INC.

By: /s/ Henry Gosebruch

Name: Henry Gosebruch

Title: Chief Executive Officer

EXECUTIVE

By: /s/ Carol Y. Suh

Name: Carol Y. Suh

Exhibit A

PERMITTED OUTSIDE ACTIVITIES